                                                  Filed Pursuant to Rule 424(b)2
                                                 Registration File No. 333-15875

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED NOVEMBER 18, 1996)

                                  1,400,000 SHARES

[LOGO]                     BAY APARTMENT COMMUNITIES, INC.

                                    COMMON STOCK

     All of the shares of common stock offered hereby (the "Shares") are being sold by Bay Apartment Communities, Inc. (the "Company"). The outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"), are, and the Shares will be, listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the symbol "BYA." On January 22, 1997, the reported last sale price of the Common Stock on the NYSE was $37.125 per share.

     SEE "RISK FACTORS" COMMENCING ON PAGE S-5 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SHARES.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
        OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                                                                 Underwriting
                                                  Price to      Discounts and     Proceeds to
                                                   Public       Commissions(1)     Company(2)
------------------------------------------------------------------------------------------------
Per Share....................................     $37.125           $1.86           $35.265
------------------------------------------------------------------------------------------------
Total........................................   $51,975,000       $2,604,000      $49,371,000
------------------------------------------------------------------------------------------------
Total Assuming Full Exercise of
  Over-Allotment Option(3)...................   $59,771,250       $2,994,600      $56,776,650
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify PaineWebber Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses payable by the Company of $100,000.
(3) The Company has granted PaineWebber Incorporated a 30-day option to purchase up to an additional 210,000 shares of Common Stock, on the same terms, solely to cover over-allotments. See "Underwriting."
                            ------------------------

     The Shares offered hereby are offered by PaineWebber Incorporated, subject to prior sale, when, as and if delivered to and accepted by PaineWebber Incorporated and subject to its right to reject orders in whole or in part. It is expected that delivery of the Shares offered hereby will be made in New York, New York on or about January 28, 1997.

                            ------------------------

                            PAINEWEBBER INCORPORATED

                            ------------------------

          The date of this Prospectus Supplement is January 22, 1997.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE PACIFIC STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" refer to Bay Apartment Communities, Inc. and its subsidiaries on a consolidated basis. This Prospectus Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in the section entitled "Risk Factors" starting on page S-5 of this Prospectus Supplement. The Company cautions the reader, however, that the factors discussed in that section may not be exhaustive.

                                  THE COMPANY

     The Company is a fully integrated apartment company with in-house acquisition, development, construction, reconstruction, marketing, leasing and management expertise and is one of the most experienced developers and operators of upscale apartment communities in Northern California and, in particular, the San Francisco Bay Area (i.e., Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, Santa Clara, Solano and Sonoma Counties). The Company has been in business for over 18 years and its senior executives have overseen the development, acquisition or management of over 30,000 apartment homes. In addition, the Company has a well-trained staff of over 300 real estate professionals and associates.

     The Company owns, or holds substantially all of the ownership interests in, and manages 35 multifamily communities (the "Communities") containing 8,978 apartment homes. A substantial majority of the Communities, 29 out of 35, are located in the San Francisco Bay Area, with a concentration in the counties of San Francisco, San Mateo, Alameda and Santa Clara (the "Primary Markets"). As of September 30, 1996, the Communities had an average monthly rental rate of $963 per apartment home and an average physical occupancy rate of 97.4%. The average age of the Communities is 12 years. In addition to the Communities, the Company owns two land sites containing a total of 25.7 acres and has entered into a contract to acquire one additional land site containing 8.9 acres. The Company intends to build three communities on these sites containing an aggregate of 1,324 apartment homes (the "Current Development Communities"). If all of the Current Development Communities are developed as currently anticipated, the Company will increase its apartment homes portfolio by approximately 15%.

     The Company believes that apartment communities in the San Francisco Bay Area and, in particular, the Primary Markets will continue to be attractive long-term investments. The high cost of home ownership and current economic conditions in the San Francisco Bay Area, including limited new apartment construction, continued population and household growth, and high income levels, make the upscale apartment community market particularly attractive. With its experience and in-house capabilities, the Company believes it is well-positioned to continue to take advantage of the strong demand for upscale apartment homes and the development and acquisition opportunities presented by the current economic conditions in Northern California. In addition, the Company will continue to explore opportunistic acquisitions in Southern California, where it has acquired four Communities since July, 1996.

     Since its initial public offering in March, 1994 (the "Initial Offering"), the Company has pursued an aggressive growth strategy, developing and building new apartment communities as well as acquiring and rebuilding well-located but poorly maintained and managed communities. During this period, the Company has completed the acquisition of 4,542 apartment homes in 19 Communities, at a total purchase price of approximately $317.6 million. As of September 30, 1996, the Company had spent approximately $15.2 million, and thereafter has budgeted to spend an additional $21.7 million (including amounts budgeted for Rancho Penasquitos), in repositioning the Communities. Additionally, the Company has completed the development and construction of three Communities: Carriage Square, a 324 apartment home community located in San Jose, California; Canyon Creek, a 348 apartment home community located in Campbell, California; and Rosewalk, a 300 apartment home community located in San Jose, California.

     The Company elected to be taxed as a real estate investment trust (a "REIT") for federal income tax purposes for the year ending December 31, 1994 and has not revoked such election. The Company was incorporated under the laws of the State of California in 1978 and was reincorporated in the State of Maryland in July, 1995. Its executive offices are located at 4340 Stevens Creek Boulevard, Suite 275, San Jose, California 95129 and its telephone number is
(408) 983-1500.

                                  THE OFFERING

     All the Shares offered hereby (the "Offering") are being sold by the Company. None of the Company's stockholders is selling any Shares in the Offering.

Shares Offered by the Company.................  1,400,000(1)
Common Stock Outstanding After the Offering...  20,409,011(1)(2)
Offering Price................................  $37.125
Use of Proceeds...............................  To repay borrowings under the Company's $200 million unsecured line of credit from Union
                                                Bank of Switzerland and other banks (the
                                                "Unsecured Credit Facility"), which were used
                                                to fund the acquisition and development of
                                                additional apartment communities, including
                                                approximately $10.8 million borrowed to
                                                acquire the Rancho Penasquitos Community.
NYSE and PSE Symbol...........................  "BYA"

---------------

(1) Assumes that PaineWebber Incorporated's option to purchase up to an additional 210,000 shares of Common Stock to cover over-allotments is not exercised.

(2) Excludes (i) 1,470,525 shares of Common Stock reserved for issuance under the Company's 1994 Stock Incentive Plan, as amended and restated; (ii) 999,977 shares of Common Stock reserved for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan; (iii) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1996 Non-Qualified Employee Stock Purchase Plan; (iv) up to 294,765 shares of Common Stock reserved for issuance, at the Company's discretion, upon the redemption of an equivalent number of units of limited partnership of Bay Countrybrook L.P., a Delaware limited partnership, the general partner of which is Bay GP, Inc., a Maryland corporation, a subsidiary of the Company; and (v) 2,713,822 shares of Common Stock into which the Company's shares of Series A Preferred Stock and Series B Preferred Stock may be converted at the option of the holder at any time after October 2, 1998, subject to certain limited exceptions, and are mandatorily convertible on October 2, 2005.

                                  RISK FACTORS

     An investment in the Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" commencing on page S-5 of this Prospectus Supplement before making any investment in the Company.

                                  RISK FACTORS

     An investment in the Company involves various risks. Prospective stockholders should consider the following risk factors:

DEVELOPMENT AND ACQUISITION RISKS

     The Company intends to continue to pursue the development and construction of apartment home communities in accordance with the Company's development and underwriting policies. Risks associated with the Company's development and construction activities may include: the abandonment of development and acquisition opportunities explored by the Company; construction costs of a community may exceed original estimates due to increased materials, labor or other expenses, which could make completion of the community uneconomical; occupancy rates and rents at a newly completed community are dependant on a number of factors, including market and general economic conditions, and may not be sufficient to make the community profitable; financing may not be available on favorable terms for the development of a community; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. The occurrence of any of the events described above could adversely affect the Company's ability to achieve its projected yields on communities under development or reconstruction and could prevent the Company from making expected distributions. See "-- Real Estate Investment Risks."

     Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired community up to standards established for the market position intended for that community will prove inaccurate, as well as general investment risks associated with any new real estate investment. Although the Company undertakes an evaluation of the physical condition of each new community before it is acquired, certain defects or necessary repairs may not be detected until after the community is acquired, which could significantly increase the Company's total acquisition costs.

REAL ESTATE INVESTMENT RISKS

     General Risks. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to pay distributions to its stockholders will be adversely affected.

     An apartment community's revenues and value may be adversely affected by a number of factors, including the national economic climate; the local economic climate (which may be adversely impacted by plant closings, industry slowdowns, military base closings and other factors); local real estate conditions (such as an oversupply of or a reduced demand for apartment homes); the perceptions by prospective residents of the safety, convenience and attractiveness of the community; the ability of the owner to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a community is mortgaged to secure payment of indebtedness, and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the community or the exercise of other remedies by the mortgagee. In addition, real estate values and income from communities are also affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, interest rate levels and the availability of financing.

     Operating Risks. Each of the Communities is subject to all operating risks common to apartment communities in general, any and all of which might adversely affect unit occupancy or rental rates. Increases in unemployment and a decline in household formation in the San Francisco Bay Area or Northern California generally might adversely affect occupancy or rental rates. Increases in operating costs due to inflation and other factors may not be offset by increased rents. Residents may be unable or unwilling to pay rent increases. Rent control or rent stabilization laws or other laws regulating housing are applicable in certain of the cities in the Primary Markets where the Company owns Communities and may be enacted in the future in the jurisdictions in which one or more communities are located or may be acquired; if enacted, compliance with these laws may prevent the Company from raising rents to offset increases in operating costs. Similarly, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. If any of the above occurs, the Company's ability to achieve its projected yields on the Communities and to make expected distributions to stockholders could be adversely affected.

     Market Illiquidity. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock.

     Competition. There are numerous housing alternatives that compete with the Communities in attracting residents. The Communities compete directly with other rental apartments and single-family homes that are available for rent in the markets in which the Communities are located. The Communities also compete for residents with the new and existing home markets. The number of competitive residential properties in a particular area could have a material effect on the Company's ability to lease apartment homes and on the rents charged. In addition, competitors for acquisitions and development projects may have greater resources than the Company thereby putting the Company at a competitive disadvantage.

     Affordable Housing Laws or Restrictions. A number of the Communities are, and will be in the future, subject to Federal, state and local statutes or other restrictions requiring that a percentage of apartment homes be made available to residents satisfying certain income requirements. The Company must comply with these restrictions as a condition to obtaining tax-exempt financing for these Communities. These laws and restrictions, as well as any changes thereto making it more difficult to meet such requirements, or a reduction in or elimination of certain financing advantages available in some instances to persons satisfying such requirements, could adversely affect the Company's profitability and its development and acquisition projects in the future.

DEPENDENCE ON NORTHERN CALIFORNIA AND PRIMARY MARKETS

     Although the Company may expand further outside of Northern California into markets such as the southern portion of Orange County, currently most of the Communities are located in the San Francisco Bay Area, where the Company has most of its acquisition, development, construction and marketing expertise. The Company's performance, therefore, is dependent upon economic conditions in these markets. A decline in the economy in these markets may adversely affect the ability of the Company to make expected distributions to stockholders. Similarly, a decline in demand for discretionary consumer goods and leisure travel, as well as heightened competition in high technology industries, could have an adverse impact upon Northern California. Further reductions in the level of government spending in the defense industry may have an impact upon employment and demand for residential real estate in the Primary Markets.

NEW SOUTHERN CALIFORNIA MARKETS

     Since July, 1996, the Company has acquired four communities in Southern California. The Company acquired the Mill Creek and the Larkspur Canyon (formerly Villa Marguerite) Communities in July, 1996, the Martinique Gardens Community in August, 1996, and the Rancho Penasquitos Community in January, 1997. Each of the Mill Creek, Larkspur Canyon and Martinique Gardens Communities is located in the southern portion of Orange County in Southern California, and the Rancho Penasquitos Community is located in northern San Diego, California. The Company also intends to make other selective acquisitions in Southern California from time to time. Although the Company has significant experience in acquiring, developing and managing communities in Northern California, primarily in the San Francisco Bay Area, it has only limited experience in Southern California. In Southern California the Company may be exposed to, among others, risks associated with (i) a lack of market knowledge and understanding of the local economy, (ii) an inability to access land and property acquisition opportunities, (iii) an inability to obtain qualified construction tradespeople, (iv) sudden adverse shifts in supply and demand factors and (v) an unfamiliarity with local governmental procedures.

NATURAL DISASTERS

     Many of the Communities are located in the general vicinity of active earthquake faults. In July, 1996, the Company obtained a seismic risk analysis from an engineering firm which estimated the probable maximum loss ("PML") for each of the Communities owned at June 30, 1996 individually and for all of such Communities combined. To establish a PML, the engineers first define a severe earthquake event for the applicable geographic area, which is an earthquake that has only a 10% likelihood of occurring over a 50-year period. The PML is determined as the structural and architectural damage and business interruption loss that has a 10% probability of being exceeded in the event of such an earthquake. Because the Communities are concentrated in the San Francisco Bay Area, the engineers' analysis defined an earthquake on the San Andreas Fault with a Richter Scale magnitude of 8.0 as a severe earthquake with a 10% probability of occurring within a 50-year period, and established an aggregate PML at that time of $45.9 million for the 27 Communities owned at that time, which is a PML level that is expected to be exceeded only 10% of the time in the event of such a severe earthquake. This aggregate PML could be higher as a result of variations in soil classifications and structural vulnerabilities. One Community's individual PML was 30%, while four Communities had PMLs of 25%, and the remaining 22 Communities owned at such time each had PMLs of 20% or less. However, no assurance can be given that an earthquake would not cause damage or losses greater than the PML assessments indicate, or that future acquisitions or developments will not have PML assessments indicating the possibility of greater damage or losses. The Company has obtained individual PML assessments for six of the seven Communities acquired since July, 1996. Three of those Communities have individual PMLs of 25% and the remaining Communities have individual PMLs of 20% or less. The Company obtained an initial seismic risk analysis on the seventh Community, which indicated a PML of approximately 31%. The Company is in the process of obtaining a final seismic risk analysis for this Community from the same engineering firm that conducted the seismic risk analysis for the other Communities. While the Company has not yet obtained an engineers' analysis establishing an aggregate PML for all of the Communities combined, the Company intends to obtain such an aggregate PML in order to assist it in evaluating appropriate levels of insurance coverage.

     The Company recently obtained earthquake insurance, both for physical damage and lost revenues, with respect to the Communities. For any single occurrence, the Company self-insures the first $20 million of loss, and has in place $25 million of coverage above this amount, with a 20% deductible. In addition, the Company's general liability and property casualty insurance provides coverage for personal liability and fire damage. In the event that an uninsured disaster or a loss in excess of insured limits were to occur, the Company could lose its capital invested in the affected Community, as well as anticipated future revenues from such Community, and would continue to be obligated to repay any mortgage indebtedness or other obligations related to the Community. Any such loss could materially and adversely affect the business of the Company and its financial condition and results of operations.

REAL ESTATE FINANCING RISKS

     Risks Relating to the Credit Enhancement. As of September 30, 1996, the Company was obligated for certain mortgage indebtedness funded by tax-exempt bonds (the "Bonds") in the aggregate principal amount of approximately $224.9 million on 12 Communities (Waterford Apartments, Villa Mariposa, Fairway Glen Apartments, Foxchase Apartments, Barrington Hills, Crossbrook, Rivershore, Canyon Creek, Sea Ridge, City Heights, Countrybrook and Larkspur Canyon). Principal and interest payments due to holders of the Bonds (the "Bondholders") are secured by a first deed of trust on the Community associated with the respective Bond issue.

     Scheduled principal and interest payments due on the Bonds financing Foxchase, Fairway Glen, Waterford and Villa Mariposa (the "1994 Bonds") are guaranteed by an insurance policy (the "FGIC Credit Enhancement") issued by Financial Guaranty Insurance Company ("FGIC"). The FGIC Credit Enhance-ment will terminate on March 17, 2004 and, if the FGIC Credit Enhancement is not renewed or replaced, the 1994 Bond documents may require balloon payments in 2004 aggregating approximately $87.4 million, less any unscheduled principal amortization. Scheduled interest and principal payments due on the Bonds financing Barrington Hills, Crossbrook, Rivershore, Canyon Creek and Sea Ridge (the "1995 Bonds") to the Bondholders are supported by a 30-year credit enhancement (the "FNMA Credit Enhancement" and, together with the FGIC Credit Enhancement, the "Credit Enhancements") provided by the Federal National Mortgage Association ("FNMA").

     Each of the Credit Enhancements contains certain provisions under which a default of certain payment obligations or covenants would entitle FGIC or FNMA, as the case may be, to declare a default under its respective Credit Enhancement documents and exercise its remedies (including foreclosure) under mortgages that encumber nine of the 12 Bond-financed Communities and eight additional Communities, with a consequent loss of income and asset value to the Company. In addition, gross rents collected from the residents of these 17 Communities have been and will continue to be deposited in cash collateral accounts established with financial institutions acceptable to FGIC or FNMA, as applicable. The Company does not have access to these funds until all required monthly debt service payments due on the Bonds and certain other payments are made. A default under either of the Credit Enhancements or the Bond documents may adversely affect the ability of the Company to make expected distributions to shareholders, including distributions required to maintain its REIT status. See "Risk Factors -- Adverse Consequences of Failure to Qualify as a REIT."

     Bond Compliance Requirements. The 12 Bond-financed Communities are subject to deed restrictions or restrictive covenants relating to tax-exempt bond financing. In addition, the Code and the regulations promulgated thereunder impose various restrictions, conditions and requirements relating to the exclusion from gross income for Federal income tax purposes of interest on qualified Bond obligations, including requirements that at least 20% of apartment homes be made available to residents with gross incomes that do not exceed 80% of the median income (50% in the case of the Canyon Creek, City Heights and Sea Ridge Communities) in the area, measured annually. Some of the Communities financed with Bonds are also subject to a requirement that the rental rates for the 20% of the apartment homes that are subject to the foregoing requirement may not exceed 30% of one-half of the applicable median income. In addition to Federal requirements, certain state and local authorities may impose rental restrictions. The Bond compliance requirements and the requirements of any future tax-exempt bond financing utilized by the Company may have the effect of limiting the Company's income from the Bond-financed Communities if the Company is required to lower its rental rates materially to attract residents who satisfy the median income test. If the required number of apartment homes are not reserved for residents satisfying these income requirements, the tax-exempt status of the Bonds may be terminated, the obligations of the Company under the Bond documents may be accelerated and other contractual remedies against the Company may be available.

     Risk of Rising Interest Rates. The Company had variable rate indebtedness aggregating approximately $61.2 million outstanding as of September 30, 1996 consisting of $28.4 million of tax-exempt financing and $32.8 million of borrowings under the Unsecured Credit Facility. Additional indebtedness that the Company may incur under the Unsecured Credit Facility will also bear interest at a variable rate. To the extent the Company uses variable rate debt for future financings, and with respect to the portion of the Company's outstanding indebtedness that will bear interest at a variable rate, increases in these interest rates could adversely affect the Company's ability to make distributions to stockholders. Consideration will be given to acquiring interest rate hedging or protection agreements, if appropriate and cost effective, with respect to future variable rate indebtedness to reduce exposure to interest rate increases on such debt.

POTENTIAL ENVIRONMENTAL LIABILITIES

     Under various Federal, state and local environmental laws, a current or previous owner or operator of real estate may be required (typically regardless of knowledge or responsibility) to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and remediation costs incurred by such parties in connection with the contamination, which costs may be substantial. The presence of such substances (or the failure to properly remediate the contamination) may adversely affect the owner's ability to borrow against, sell or rent such property.

     Certain Federal, state and local laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with its ownership and operation of the Communities, the Company potentially may be liable for such costs. The Company is not aware that any ACMs were used in connection with (i) the construction of the Communities developed by the Company, all of which were constructed after 1983, or (ii) the construction of any of the Communities acquired by the Company other than Regatta Bay, Sea Ridge, Village Square, Sunset Towers, Mill Creek, Channing Heights, Martinique Gardens and Rancho Penasquitos. The Company does not anticipate that it will incur any material liabilities in connection with the presence of ACMs at the Communities. The Company currently has an operation and maintenance program in place for ACMs at the Communities where ACMs have been identified.

     All of the Communities, as well as the three Current Development Communities, have been subjected to a Phase I or similar environmental assessment (which involves general inspections without soil sampling or groundwater analysis and generally does not include radon testing). These assessments have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations. However, one Community and one Current Development Community are subject to soil and groundwater remediation of contamination from adjacent landowners. In the case of one of the Current Development Communities, the Lawrence Expressway Site, National Semiconductor Corporation is causing remediation to occur and has provided an indemnity which the Company may rely upon for certain environmental liabilities. Additionally, another Current Development Community, The Alameda Site, may require underground storage tank removal and other environmental cleanup. Nevertheless, it is possible that the assessments do not reveal all environmental liabilities or there are material environmental liabilities of which the Company is unaware. No assurances can be given that (i) future laws, ordinances or regulations will not impose material environmental liability, or (ii) the current environmental condition of the Communities or the Current Development Communities will not be affected by the condition of land or operations in the vicinity of such communities (such as the presence of underground storage tanks), or by third parties unrelated to the Company.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     The Company intends to operate in a manner that will enable it to qualify as a REIT under the Code. Although management of the Company believes that the Company is organized and operates in such a manner, no assurance can be given that the Company qualifies or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to stockholders.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be approximately $49.3 million (approximately $56.7 million if PaineWebber Incorporated's over-allotment option is exercised in full). The Company will use the net proceeds from the Offering to repay borrowings under the Unsecured Credit Facility, which were used to fund the acquisition and development of additional apartment communities, including approximately $10.8 million borrowed to acquire the Rancho Penasquitos Community. The Unsecured Credit Facility bears interest at the 30-day London Interbank Offered Rate (based on a maturity selected by the Company) plus 1.55% per annum and matures in May, 1999.

                                  THE COMPANY
GENERAL

     The Company is a fully-integrated apartment company with in-house acquisition, development, construction, reconstruction, financing, marketing, leasing and management expertise and is one of the most experienced developers and operators of upscale apartment communities in Northern California and, in particular, in the San Francisco Bay Area. The Company has been in business for over 18 years and its senior executives have overseen the development, acquisition or management of over 30,000 apartment homes. In addition, the Company has a well-trained staff of over 300 real estate professionals and associates. With its experience and in-house capabilities, the Company believes it is well-positioned to continue to take advantage of the strong demand for upscale apartment homes and the development and acquisition opportunities presented by the current economic conditions in Northern California.

     The Company is a self-administered and self-managed REIT that owns, or holds substantially all of the ownership interests in, and manages 35 Communities containing 8,978 apartment homes. The largest Community has 544 apartment homes and the smallest has 135 apartment homes. As of September 30, 1996, the Communities had an average monthly rental rate per apartment home of approximately $963 and an average physical occupancy rate of 97.4%. The average age of the Communities is 12 years. Since the Initial Offering, the Company has completed the development of three Communities: Carriage Square, a 324 apartment home community located in San Jose, California; Canyon Creek, a 348 apartment home community located in Campbell, California; and Rosewalk, a 300 apartment home community located in San Jose, California. The Company also owns or has under contract three sites on which it intends to develop three apartment communities with an aggregate of 1,324 apartment homes. The Company has received substantially all of the discretionary permits required to develop communities on these sites and is in the process of obtaining all other required permits. There can be no assurance that the Company will be able to construct apartment home communities on these sites. See "Risk Factors -- Development and Acquisition Risks."

     A substantial majority of the Communities, 29 out of 35, are located in the San Francisco Bay Area, where the Company believes that apartment communities provide attractive long-term investments. The high cost of home ownership and current economic conditions in the San Francisco Bay Area, including limited new apartment construction, continued population and household growth, and high income levels, make the upscale apartment home community market particularly attractive. With its experience and in-house capabilities, the Company believes it is well-positioned to continue to take advantage of the strong demand for upscale apartment homes and the development and acquisition opportunities presented by the current economic conditions in Northern California.

     Since the Initial Offering, the Company has pursued an aggressive growth strategy, developing and building new apartment communities as well as acquiring and rebuilding well-located but poorly maintained and managed communities. During this period, the Company completed the acquisition of 4,542 apartment homes in 19 Communities, representing a total investment of approximately $317.6 million. As of September 30, 1996, the Company had spent approximately $15.2 million, and thereafter has budgeted to spend an additional $21.7 million (including amounts budgeted for Rancho Penasquitos), in repositioning the Communities.

GROWTH STRATEGY

     Internal Growth. The Company seeks to grow internally by improving cash flow from existing Communities through intensive, hands-on property management that focuses on quality property maintenance, resident satisfaction and retention, increases in rents and occupancy levels, and controlling operating expenses. For example, the 13 Communities owned at the Initial Offering had, on an annualized basis, increases in revenues, expenses and earnings of 8.5%, 6.8% and 9.2%, respectively, for the period of nine quarters from July 1, 1994 through September 30, 1996.

     External Growth. The Company also seeks to grow externally by selectively acquiring and repositioning existing Communities and developing and constructing new communities. Since the Initial Offering, the Company has added 5,514 apartment homes in 22 Communities, consisting of 4,542 apartment homes in 19

Communities which the Company acquired and rebuilt, or is in the process of rebuilding, and 972 apartment homes in three Communities which the Company developed and built: Carriage Square, a 324 apartment home community located in San Jose, California; Canyon Creek, a 348 apartment home community located in Campbell, California; and Rosewalk, a 300 apartment home community located in San Jose, California.

THE MARKETS

     The Company believes that the combination of increasing rental rates and declining vacancy rates in the Primary Markets provides an opportunity for future revenue growth. However, there are practical limitations on the Company's ability to increase rental rates for existing residents and the Company currently has a policy of limiting rent increases for most lease renewals by existing residents to 10% per year. Consequently, the actual market rates for apartments in the Primary Markets have been rising more rapidly than the Company's rental rates. As a result, as of September 30, 1996, the difference between the revenues generated by the Company's existing leases and current market rental rates (the "loss to lease") was approximately 9%, or $874,435 per month. The Company believes that the Primary Markets will continue to be attractive markets in which to develop and build, or acquire and rebuild, apartment communities because of (i) an increasing demand for rental households,
(ii) the limited supply of new apartment homes, and (iii) the high cost of alternatives to apartment homes.

     Increasing Demand. The demand for apartment homes in the San Francisco Bay Area and, in particular, the Primary Markets, has been growing at a substantial rate. Based on a 1996 study by the Rosen Consulting Group, the Company believes that each year between 1995 and 2000 the demand for new rental apartment homes in the San Francisco Bay Area and the Primary Markets will increase by, on average, approximately 15,000 and 8,000, respectively.

                               INCREASING DEMAND
                      Historical and Projected Population
                    Growth in the Company's Primary Markets

                        YEAR                    POPULATION
                        ----                    ----------

                        1980                    3,666,755
                        1990                    4,147,861
                        2000e                   4,627,600

                Source: 1990 U.S. Census Bureau; Rosen Consulting Group.

     Limited Supply. Over the past 10 years, the supply of new rental housing in the San Francisco Bay Area and the Primary Markets has failed to keep pace with the increasing demand. The number of multifamily permits issued in these markets has declined and the supply of rental housing has been limited due to a number of factors, including (i) the shortage and high cost of available land, (ii) strict public planning procedures, (iii) high governmental fees, and (iv) high development and construction costs.

                                 LIMITED SUPPLY
                        Multifamily Construction Permits
                    Issued in the Company's Primary Markets

                        YEAR                     PERMITS
                        ----                     -------

                        1986                      14,548
                        1987                      13,391
                        1988                       8,224
                        1989                       7,723
                        1990                       5,404
                        1991                       4,750
                        1992                       3,171
                        1993                       3,206
                        1994                       4,158
                        1995                       2,798
                        1996e                      5,164

                Source: 1990 U.S. Census Bureau; Rosen Consulting Group.

     High-Cost Alternatives. The imbalance between the increasing demand for apartment homes on one hand, and the limited supply of new apartment homes on the other, is not necessarily alleviated by alternative housing opportunities, which are becoming increasingly expensive in the San Francisco Bay Area and in the Primary Markets. According to the Rosen Consulting Group, in 1996 the median cost, on a weighted average basis, for a single-family home in the San Francisco Bay Area and the Primary Markets was expected to be approximately $253,424 and $263,969, respectively, compared to approximately $117,500 nationwide. Although the mean household income in 1996 in the San Francisco Bay Area and in the Primary Markets was estimated to be $84,040 and $87,354, respectively, compared to an estimated mean household income nationwide of $46,027, only 36% of the households in the San Francisco Bay Area and 41% of the households in the Primary Markets could afford a median priced single-family home in 1995.

                           LIMITED HOME AFFORDABILITY

                                                                       San
                                      United         Primary         Francisco
                                      States         Markets         Bay Area
                                      ------         -------         ---------
% of Households Able to Afford
  Median-Price Home(1)                  55%             41%             36%

% of Households that Rent(2)            36%             47%             44%

(1) Sources: California Association of Realtors 1995 Data. Federal Reserve Board of Governors 1995 Data. U.S. Census Bureau, Bureau of Economic Analysis 1995 Data, and Rosen Consulting Group.
(2) Source: U.S. Census Bureau. Calculations by Rosen Consulting Group.


BUSINESS PHILOSOPHY

     The Company's primary business is to own and operate upscale apartment communities with extensive landscaping and amenities, well-maintained common facilities and convenient access to shopping areas, transportation or other services. The Company has consistently followed this philosophy since it was founded in 1978. In operating the Company, management emphasizes the following business philosophies:

     - Quality and Reputation. The Company believes that by setting high standards with respect to the design, development, construction and operation of its Communities, it has established an excellent reputation and tradition of service in the Primary Markets. This dedication to service and quality is designed to minimize resident turnover, reduce operating expenses, and enhance the occupancy levels of its Communities.

     - Long-Term Competitive Advantage. The Company, operating primarily in the fully-developed metropolitan areas of Northern California, has consistently aimed to build or acquire and own apartment community sites which, as a result of their location and design, give the Company a long-term competitive advantage. The Company seeks sites in urban settings where no other comparable apartment can be built in the foreseeable future. The Company also purchases sites with non-residential buildings on them, then removes the old structures and builds new apartment homes in otherwise fully developed neighborhoods. The Company also buys existing apartments in fully developed neighborhoods and substantially rebuilds them to a quality higher than any existing apartment in the area, which frequently results in the Company owning the highest quality apartment community or the best rental value apartment community in a neighborhood.

     - Successful In-fill Development Strategy. The Company also favors in-fill development sites that make its apartment locations very attractive to the largest possible segment of the rental market. The Company selectively seeks opportunities to acquire development sites or existing apartment communities that have high drive-by traffic volume, very good transportation access, convenient shopping and schools, close proximity to major employment centers, lower than normal land or improvement costs, significant public financial assistance, favorable tax-exempt financing and other significant advantages which make the Company's apartment locations very attractive. Management believes that the in-fill characteristics and superior locations of its communities and the strict growth controls in the Primary Markets are likely to limit new competition and enhance the current and long-term value of the Company's overall portfolio.

     - Service Ethic. The Company believes that the best way to attract and retain residents is to provide comprehensive personal service. The Company has well-trained property managers, leasing agents and maintenance managers each of whose objective is to be courteous and responsive to resident needs 24 hours a day and to ensure that the Communities are always maintained in their best condition. These employees frequently attend educational programs to improve their management and marketing skills. The Company also offers or makes available many services to residents that make living in the Communities more convenient, including package and laundry pick up and delivery services, aerobics classes, community social activities and, for certain communities, business centers with computers, printers, fax and copy machines.

     - Hands-on Construction. The Company carefully designs each development project and serves as its own general contractor for new construction and renovation work. It designs each community with full participation of key Company development, construction, marketing, financial, and property management personnel, as well as with building and landscape architects, civil, soil, structural, mechanical, electrical, sound and environmental engineers and a wide variety of major subcontractors that will be involved in the construction and maintenance of the communities. In its construction design and specifications, the Company includes as many long-term, durable materials and equipment as are financially feasible to minimize future maintenance costs. The Company takes significant steps to control costs and schedules, such as widely bidding all phases of the construction project and negotiating detailed contracts with subcontractors so that the construction process is less likely to have change orders or unanticipated costs. The Company maintains detailed budgets, budget to actual cost analyses and construction schedules to control all phases of the construction operation at its communities.

THE COMMUNITIES

     The Company owns, or holds substantially all of the ownership interests in, and manages 35 apartment Communities containing 8,978 apartment homes, most of which are located in Northern California, primarily in the San Francisco Bay Area. Since the Initial Offering, the Company has designed, developed and constructed three of the Communities, representing 972 apartment homes, each of which, with the exception of the Rosewalk Community (which was completed in January, 1997), has operated at an average occupancy rate of greater than 95% since stabilized occupancy, and has acquired, or acquired and redeveloped or initiated redevelopment programs at, 19 of the Communities. Stabilized occupancy is defined as the first month in which the Community achieves 95% occupancy, which typically occurs between six and nine months after completion of construction, depending on the size of the Community. All of the Communities are managed by the Company.

     The Communities generally are in locations that provide them with a competitive advantage. The Company frequently selects in-fill, urban locations where no other comparable, competitive apartment community can be built. Similarly, the Company's high quality standards for the development and construction of new communities as well as the reconstruction of acquired communities often results in the

Communities being the most attractive and having the best rental value within their immediate market. Generally, the Communities also have the advantage of being located in high visibility areas in close proximity to major transportation arteries, mass transit lines, commercial districts, shopping or other services. Apartment communities located in high visibility areas not only provide many conveniences to residents, but also encourage greater walk-in traffic and, consequently, improve leasing opportunities and allow the Company to operate with reduced marketing costs.

     With the exception of those mid-rise Communities located in the most urban areas of San Francisco, the Communities typically are contemporary two- and three-story buildings in extensively landscaped settings with lush gardens, fountains or waterscapes. The objectives of the site layout and building design are to provide residents with convenient indoor or covered parking, ample private storage areas and a comfortable living environment. Most of the Communities feature solar-heated swimming pools, hydro-jet spas, high-tech fitness facilities, and expansive community areas. The apartment homes typically offer spacious, open living areas with an abundance of natural light, and many of the following amenities: ceiling fans, vaulted ceilings, patios or balconies, fireplaces, designer coordinated carpeting and window treatment, separate in-home laundry rooms with washing machines and dryers, and fully-equipped kitchens often with built-in buffets, wine racks, microwaves, disposals and dishwashers. In many cases, the Company makes certain other services available to residents such as business centers, aerobics classes, dry cleaning pick-up and delivery, and mail drops and package acceptance.

     In addition to the physical advantages of the Communities, the Company attributes its success to a highly-trained professional on-site management and maintenance staff that provides courteous and responsive service to the residents of each Community. Management believes that excellent design and intensive, service-oriented property management that is focused on the specific needs of residents create a very desirable living environment for residents. This combination of features allows the Company to achieve higher rental rates and occupancy levels while minimizing resident turnover and operating expenses and maximizing current and long-term cash flow and the value of the Communities.

     The Company designs its Communities to control costs both during construction and operation and to provide maximum long-term investment value and resident appeal. In connection with the preparation of the design and plans for each Community and the apartment homes therein, the Company's employees have regular meetings with all of the major trade contractors associated with the project to ensure that the Communities are well-planned and construction is well-coordinated, thereby minimizing the possibility for construction cost overruns. The Company takes additional steps to control construction costs, such as widely bidding all phases of the construction project and negotiating detailed contracts with subcontractors so that the construction process has little or no change orders or unanticipated costs.

     The Company includes many long-term durable features in the design of Communities that it constructs to maximize the useful life of the Communities. For example, on newly constructed Communities, the Company typically uses concrete tile roofs or heavy duty fire resistant composition shingles, cast iron drains, waste and vent pipes, copper water pipes, extra deep base rock and asphalt lifts. In addition, extensive measures are employed to minimize noise between apartment homes. The Company uses condominium standards for this purpose, including the use of double walls and double insulation between apartment homes, lightweight concrete on floors and insulation between ceilings and floors. Whenever possible, the Company locates closets, bathrooms, and laundries against common walls to minimize sound transmission.

     Concurrently with the Initial Offering, the Company acquired five Communities with a total of 1,300 apartment homes. These Communities were acquired for $85.8 million and the Company spent an additional $9.5 million in repositioning these Communities. After completing the reconstruction of Larkspur Woods, a Community purchased concurrently with the Initial Offering, the Company sold the property for a gain of approximately $2.4 million. Since the Initial Offering, the Company has acquired 19 additional Communities with a total of 4,542 apartment homes. These Communities were acquired for an aggregate purchase price of $317.6 million. As of September 30, 1996, the Company had spent $15.2 million, and thereafter has budgeted to spend an additional $21.7 million (including amounts budgeted for Rancho Penasquitos), in repositioning the Communities. The Company's repositioning programs vary for each Community and include some combination of repairing and repainting building exteriors, repairing or replacing foundations, roofs and plumbing and electrical systems, rebuilding apartment home interiors, adding garages, upgrading landscaping, removing and adding swimming pools, remodeling leasing and recreational facilities, and adding electronic gate systems. The data in the following table is presented as of September 30, 1996, except with respect to the acquisition of the Rancho Penasquitos Community.

                                                                             TOTAL              PURCHASE        TOTAL ACTUAL/
      COMMUNITY                 LOCATION             DATE ACQUIRED       APARTMENT HOMES         PRICE        BUDGETED COST(1)
-----------------------      ------------------     ----------------     ---------------     -------------    ----------------
                                                                                             (IN MILLIONS)     (IN MILLIONS)
  1. Reflections             Fresno, CA              June, 1994               516              $ 18.2             $ 19.6
  2. Village Square          San Francisco, CA       June, 1994               154                12.7               13.0
  3. Blairmore               Rancho Cordova, CA      July, 1994               252                 9.5               10.6
  4. Crossbrook              Rohnert Park, CA        October, 1994            226                12.9               14.3
  5. Sea Ridge               Pacifica, CA            February, 1995           220                10.3               17.7
  6. Rivershore              Bay Point, CA           April, 1995              245                13.2               14.2
  7. The Promenade           Sunnyvale, CA           October, 1995            220                18.2               19.3
  8. City Heights            San Francisco, CA       October, 1995            185                15.9               17.0
  9. The Pointe              Fairfield, CA           December, 1995           296                18.1               18.5
 10. Park Centre             Union City, CA          May, 1996                208                11.4               14.2
 11. Parkside Commons        Sunnyvale, CA           May, 1996                192                25.5               25.5
 12. Sunset Towers           San Francisco, CA       May, 1996                243                24.3               26.4
 13. Countrybrook(2)         San Jose, CA            July, 1996               360                28.8               31.4
 14. The Fountains           San Jose, CA            July, 1996               226                27.8               28.7
 15. Mill Creek              Costa Mesa, CA          July, 1996               258                17.5               19.1
 16. Larkspur Canyon(3)      Mission Viejo, CA       July, 1996               166                10.1               12.1
 17. Channing Heights        San Rafael, CA          August, 1996             254                24.9               28.3
 18. Martinique Gardens      Costa Mesa, CA          August, 1996             145                 7.5               11.8
 19. Rancho Penasquitos      San Diego, CA           January, 1997            176                10.8               12.8
                                                                            -----              ------             ------
         Totals                                                             4,542              $317.6             $354.5
                                                                            =====             =======             ======

(1) Total Actual/Budgeted Cost consists of all capitalized costs incurred as of September 30, 1996, or projected to be incurred thereafter, principally in 1997, to acquire and reposition the Community, determined in accordance with GAAP.

(2) As part of the purchase price, the Company assumed approximately $20.3 million of the seller's tax-exempt bond debt secured by the property, and paid the seller approximately $7.3 million in operating partnership units of a special purpose limited partnership formed by the Company. The tax-exempt bonds have an all-inclusive fixed interest rate of 7.87% per annum through April, 2002.

(3) The Company assumed $7.6 million in long-term, tax-exempt bond debt secured by the property in connection with the acquisition of this Community. The bonds currently float in a seven-day put bond mode with a variable interest rate as of September 30, 1996 of approximately 5.65% per annum.

     Since the Initial Offering, the Company has completed the development and construction of three Communities: Carriage Square, a 324 apartment home community located in San Jose, California; Canyon Creek, a 348 apartment home community located in Campbell, California; and Rosewalk, a 300 apartment home community located in San Jose, California. These Communities were completed at a total cost of approximately $102.8 million.

                                               TOTAL          ACTUAL CONSTRUCTION     ACTUAL/ESTIMATED DATE OF       TOTAL ACTUAL/
      COMMUNITY             LOCATION      APARTMENT HOMES       COMPLETION DATE         STABILIZED OCCUPANCY        BUDGETED COST(1)
--------------------      ------------    ---------------     -------------------     ------------------------      ----------------
                                                                                                                     (IN MILLIONS)
  1. Carriage Square      San Jose, CA         324            September, 1995           October, 1995                    $ 36.8
  2. Canyon Creek         Campbell, CA         348            December, 1995            December, 1995                     35.6
  3. Rosewalk             San Jose, CA         300            January, 1997             March, 1997                        30.4
                                               ---                                                                       ------
         Totals                                972                                                                       $102.8
                                               ===                                                                       ======

(1) Total Actual/Budgeted Cost for the Carriage Square and Canyon Creek Communities consists of the total actual costs of construction for such Communities. For the Rosewalk Community, Total Actual/Budgeted Cost consists of the total actual construction costs incurred through September 30, 1996, plus remaining budgeted costs for the completion of construction.

     In addition, the Company has acquired two land sites, and has under contract one additional land site, on which it is building, or plans to commence building in the near future, three additional communities with a total of 1,324 apartment homes. No assurances can be given that the Company can obtain all required permits, that development will proceed or that, if development does proceed, the land sites can be developed at or under the Company's cost estimates and within the proposed time-frames. See "Risk Factors -- Development and Acquisition Risks."

                                                                                                            ESTIMATED
                                                                                                              TOTAL
                                                             ACTUAL/ESTIMATED            ESTIMATED        CONSTRUCTION
          COMMUNITY SITE                  LOCATION        CONSTRUCTION INITIATION     APARTMENT HOMES        COST(1)
----------------------------------    ----------------    -----------------------     ---------------     -------------
                                                                                                          (IN MILLIONS)
  1.  Lawrence Expressway Site        Sunnyvale, CA            3rd Q, 1996                   709             $  95.7
  2.  Stevens Creek Blvd. Site        San Jose, CA             2nd Q, 1997                   311                44.1
  3.  The Alameda Site(2)             San Jose, CA             4th Q, 1997                   304                44.4
                                                                                           -----              ------
          Totals                                                                           1,324             $ 184.2
                                                                                           =====             =======

(1) Estimated Total Construction Cost includes interest that is capitalized during the construction period. In accordance with GAAP, the Company capitalizes interest during the construction period on a per-building basis until the building is available for occupancy.

(2) The Company has entered into a contract to acquire this land site.

                              RECENT DEVELOPMENTS

     Since January 1, 1996, the Company has completed the following equity offerings:

     In May, 1996, the Company sold approximately $10 million of convertible Series B Preferred Stock and $40.5 million of Common Stock to a number of institutional investors. The Company sold 1,248,191 shares of Common Stock in a direct placement at a price of $24.44 per share, which reflected a 1% discount from the average closing price of the Common Stock during the 10 trading days immediately preceding May 2, 1996, the last trading day prior to the date on which the sale was priced. The Company also sold 405,022 shares of Series B Preferred Stock together with 413,223 shares of Common Stock in an underwritten offering at a weighted average sales price of $24.44 per share. The net proceeds of the sale, approximately $49.5 million, were used to acquire the Park Centre, Parkside Commons and Sunset Towers Communities and to repay borrowings under a secured credit facility. The holders of the Series B Preferred Stock are entitled to receive a dividend equal to 103% of the dividend paid on the Common Stock. The Series B Preferred Stock generally has no voting rights and, except in certain limited circumstances, cannot be converted into Common Stock prior to October, 1998. Thereafter, the Series B Preferred Stock may be converted on a share-for-share basis into shares of Common Stock, subject to certain ownership limitations. In October, 2005, all outstanding shares of the Series B Preferred Stock will be automatically converted into shares of Common Stock. The holders of the Series B Preferred Stock have registration rights for the shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

     In August, 1996, the Company sold in an underwritten public offering 5,750,000 shares of Common Stock (including 750,000 shares sold in connection with the exercise of the underwriters' over-allotment option) at a price of $24.75 per share. The net cash proceeds from the sale, approximately $134.0 million, were used to purchase two apartment Communities, Channing Heights and Martinique Gardens, and to repay borrowings under its Unsecured Credit Facility, including amounts borrowed to purchase four apartment Communities acquired prior to the closing of the August, 1996 offering (Countrybrook, Larkspur Canyon, The Fountains and Mill Creek).

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain Federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws.

     This Prospectus Supplement does not address the taxation of the Company or the impact on the Company of its election to be taxed as a REIT. The discussion set forth below assumes that the Company qualifies as a REIT under the Code. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to Federal income tax on its taxable income at regular corporate rates. As a result, the funds available for distribution to the Company's stockholders would be reduced.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     Dividends and Other Distributions. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders (including holders of Common Stock) out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. For purposes of determining whether distributions on the Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Company's outstanding Series A Preferred Stock and Series B Preferred Stock on a pari passu basis, and then allocated to the Company's Common Stock. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the holder has held its Common Stock. However, corporate holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted tax basis of the holder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a holder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the holder. In addition, any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     Sale or Redemption of Common Stock. On the sale of shares of Common Stock, gain or loss will be recognized by the holder in an amount equal to the difference between (i) the amount of cash and fair market value of any property received on such sale, and (ii) the holder's adjusted basis in the Common Stock. Such gain or loss will be capital gain or loss if the shares of Common Stock are held as capital assets, and will be long-term gain or loss if such shares are held for more than one year. In general, any loss upon a sale or exchange of shares by a holder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such holder as long-term capital gain.

     A redemption of Common Stock will be treated under Section 302 of the Code as a distribution that is taxable at ordinary income tax rates as a dividend (to the extent of the Company's current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the Common Stock. The redemption will satisfy such tests if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Common Stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of the Common Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder's adjusted tax basis in such redeemed Common Stock will be transferred to the holder's remaining stockholdings in the Company. If, however, the stockholder has no remaining stockholdings in the Company, such basis could be transferred to a related person or it may be lost.

BACKUP WITHHOLDING

     The Company will report to its domestic stockholders and the Internal Revenue Service (the "IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemptions unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies that the holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

TAXATION OF CERTAIN TAX-EXEMPT STOCKHOLDERS

     Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account ("IRA") or a Section 401(k) plan, that holds the Common Stock as an investment will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds, some or all of its dividends from the Common Stock will be subject to tax. In addition, under some circumstances certain pension plans (including Section 401(k) plans but not, for example, IRA's) that own more than 10% (by value) of the Company's outstanding stock, including Common Stock, could be subject to tax on a portion of their Common Stock dividends even if their Common Stock is held for investment and is not treated as acquired with borrowed funds.

OTHER TAX CONSEQUENCES

     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between the Company and PaineWebber Incorporated ("PaineWebber"), the Company has agreed to sell to PaineWebber and PaineWebber has agreed to purchase 1,400,000 shares of the Company's Common Stock. Under the Underwriting Agreement, PaineWebber is committed to purchase all of such Shares if any are purchased.

     PaineWebber has advised the Company that it proposes to offer such Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain dealers (who may include PaineWebber) at such price less a concession not in excess of $1.15 per Share. PaineWebber may allow, and such dealers may reallow, a discount not in excess of $.10 per Share on sales to certain other dealers, including PaineWebber.

     The Company has granted PaineWebber an option, exercisable for 30 days after the date of this Prospectus Supplement, under which PaineWebber may purchase up to 210,000 additional Shares to cover over-allotments, if any, at the Offering price less the underwriting discount and commissions set forth on the cover page of this Prospectus Supplement.

     In the Underwriting Agreement, the Company has agreed to indemnify PaineWebber against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments PaineWebber may be required to make in respect thereof.

     The Company and the Company's senior executive officers have agreed, with limited exceptions, not to offer, sell or otherwise dispose of any shares of Common Stock, or rights to acquire Common Stock, for a period of 60 days after the date of this Prospectus Supplement without the prior written consent of PaineWebber.

     In the ordinary course of business, PaineWebber and its affiliates have engaged and may in the future engage in investment banking transactions with the Company.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts as securities and tax counsel to the Company and for PaineWebber by O'Melveny & Myers LLP, San Francisco, California.

                                    EXPERTS

     Certain demographic and market information included in this Prospectus Supplement has been prepared by Rosen Consulting Group and is set forth in a report dated June 28, 1996, as supplemented (the "Rosen Report"). The Rosen Report has been filed with the Securities and Exchange Commission (the "SEC") as an exhibit to the Company's Form 8-K dated July 5, 1996, and an addendum thereto has been filed as an exhibit to the Company's Form 8-K dated January 21, 1997, and is incorporated herein by reference. Certain information from the Rosen Report is included herein in reliance upon the authority of such firm as an expert in, among other things, urban economics. Kenneth R. Rosen is the sole shareholder of Rosen Consulting Group and is a member of AMB Rosen Real Estate Securities L.L.C., which is the beneficial owner of 175,700 shares of the Company's Common Stock.

     Certain demographic and market information included in this Prospectus Supplement has been prepared by Ann Roulac and Company and is set forth in a report dated June 30, 1996 (the "Roulac Report"). The Roulac Report has been filed with the SEC as an exhibit to the Company's Form 8-K dated July 5, 1996 and is incorporated herein by reference. Certain information from the Roulac Report is included herein in reliance upon the authority of such firm as an expert in, among other things, urban economics.

PROSPECTUS

                                  $300,000,000

                        BAY APARTMENT COMMUNITIES, INC.
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                            ------------------------

     Bay Apartment Communities, Inc. ("Bay" or the "Company") may offer from time to time in one or more series (i) unsecured debt securities ("Debt Securities"), (ii) shares of preferred stock, $.01 par value per share ("Preferred Stock"), and (iii) shares of common stock, $.01 par value per share ("Common Stock"), with an aggregate public offering price of up to $300,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock and Common Stock (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Common Stock or Preferred Stock, covenants and any initial public offering price, (ii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price, and (iii) in the case of Common Stock, any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Articles of Incorporation or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock."

     The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered by the Company directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

               The date of this Prospectus is November 18, 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, and such electronic versions are available to the public at the Commission's World-Wide Web Site, http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained via EDGAR or by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005, and at the PSE, 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:
(i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, (iii) Current Report on Form 8-K dated May 6, 1996, (iv) Current Report on Form 8-K, dated May 23, 1996, as amended by the Current Report on Form 8-K/A, dated May 23, 1996, (v) Current Report on Form 8-K dated July 5, 1996, (vi) Current Report on Form 8-K dated July 26, 1996, and
(vii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated December 7, 1993.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to: Chief Financial Officer, Bay Apartment Communities, Inc., 4340 Stevens Creek Blvd., Suite 275, San Jose, California 95129, telephone (408) 983-1500.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

                                  THE COMPANY

     The Company has engaged in apartment community acquisition, development, construction, reconstruction, marketing, leasing and management since 1978 and is one of the most experienced developers and operators of upscale apartment communities in the San Francisco Bay Area. As a self-administered and self-managed REIT, the Company owns and manages apartment communities (the "Communities") located in Northern California (principally in the San Francisco Bay Area) and in Orange County, California.

     The Company is a fully-integrated real estate organization with in-house development, construction, acquisition, reconstruction, financing, marketing, leasing and management expertise. This in-house expertise has allowed the Company to maintain its reputation for developing and constructing apartment communities on time and on budget. With its experience and in-house capabilities, the Company is well-positioned to continue to take advantage of the strong demand for upscale apartment homes and the development and acquisition opportunities presented by the current economic conditions in Northern California and Orange County. The Company has elected to qualify as a REIT for Federal income tax purposes. The Company pays regular quarterly dividends to its shareholders.

     The Company was incorporated under the laws of the State of California in 1978 and reincorporated under the laws of the State of Maryland, pursuant to a reincorporation merger, in July 1995. Its executive offices are located at 4340 Stevens Creek Boulevard, Suite 275, San Jose, California 95129, and its telephone number is (408) 983-1500.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities for general corporate purposes, which may include the acquisition or development of additional properties, the repayment of outstanding debt or the improvement of certain properties already in the Company's portfolio.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

                            JANUARY 1-      YEAR ENDED     MARCH 17-     JANUARY 1-     YEAR ENDED DECEMBER 31,
                           SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   MARCH 16,    ---------------------------
                               1996            1995           1994        1994(1)     1993(1)   1992(1)   1991(1)
                           -------------   ------------   ------------   ----------   -------   -------   -------
Ratio....................      1.51x           1.26x          1.76x         .71x        .96x      .71x      .68x

---------------
(1) Ratios for the period January 1 - March 16, 1994 and the years ended 1993, 1992 and 1991 reflect periods prior to the recapitalization and initial public offering of the Company on March 17, 1994. The earnings for these periods were inadequate to cover fixed charges as follows:

            Period January 1 - March 16, 1994........................  $  716,000
            Year ended December 31, 1993.............................     447,000
            Year ended December 31, 1992.............................   3,916,000
            Year ended December 31, 1991.............................   3,969,000

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense, capitalized interest and the amortization of debt issuance costs. The Company issued 2,308,800 shares of Series A Preferred Stock in October 1995 and 405,022 shares of Series B Preferred Stock in May 1996.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be direct unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

     Unless otherwise indicated in the applicable Prospectus Supplement, the indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "-- Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company or as set forth in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of such series of the Debt Securities, for issuance of additional Debt Securities of such series.

     Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

         (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

         (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

         (4) If convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

         (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

         (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

         (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

         (9) The period or periods, if any, within which, the price or prices at which, and the other terms and conditions upon which, such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

        (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

        (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

        (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

        (13) Whether such Debt Securities will be issued in certificated or book-entry form and, if so, the identity of the depository for such Debt Securities;

        (14) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

        (15) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

        (16) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

        (17) Any deletions from, modifications of or additions to the events of default or covenants of the Company, to the extent different from those described herein or set forth in the applicable Indenture with respect to such Debt Securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such Debt Securities due and payable; and

        (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If so indicated in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Company nor any Trustee shall be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indentures will provide that Company may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and assumes the Company's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Merger, Consolidation or Sale of Assets," the Indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties. The Indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indentures will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage in an amount deemed reasonable by the Board of Directors with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

     Payment of Taxes and Other Claims. The Indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Indentures will require the Company, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (i) to transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such sections,
(ii) to file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (iii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

     Additional Covenants. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series;
(d) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries (including such capitalized leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5,000,000, whether such indebtedness exists on the date of such Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an event of default under any Indenture with respect to any series of Debt Securities at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may
be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     The Indentures will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series.

     The Indentures will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities,

(i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant such Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

     Unless otherwise provided in the applicable Prospectus Supplement, Subordinated Securities will be subject to the following subordination provisions.

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Company to make payments of the principal of and interest on such Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Indebtedness or other indebtedness of the Company and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of Subordinated Indebtedness may recover less, ratably, than general creditors of the Company.

     Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (b) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (c) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (d) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (e) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (f) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses
(a) through (f) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities,
(2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (3) the Subordinated Securities. There will not be any restrictions in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

     If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust and, with respect to Subordinated Debt Securities which are convertible or exchangeable, the right to convert or exchange) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under

"-- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise indicated in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise indicated in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into shares of Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK

     The description of the Company's preferred stock, par value $.01 per share ("Preferred Stock"), set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws").

GENERAL

     Under the Company's Articles of Incorporation, the Company has authority to issue twenty-five (25) million shares of Preferred Stock, of which 2,308,800 shares have been designated Series A Preferred Stock and are currently outstanding and 405,022 shares have been designated Series B Preferred Stock and are currently outstanding. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law, as amended (the "MGCL"), and the Company's Articles of Incorporation to fix for each series, subject to the provisions of the Company's Articles of Incorporation regarding excess stock, $.01 par value per share ("Excess Stock"), the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

TERMS

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

         (1) The title and stated value of such Preferred Stock;

         (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

         (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

         (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

         (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

         (6) The provision for a sinking fund, if any, for such Preferred Stock;

         (7) The provision for redemption, if applicable, of such Preferred
             Stock;

         (8) Any listing of such Preferred Stock on any securities exchange;

         (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

        (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

        (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

        (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

        (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

        (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such

Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     If so indicated in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and
(ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

     The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

     The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

GENERAL

     Under the Articles of Incorporation, the Company has authority to issue 40 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the Company's debts or obligations. As of November 15, 1996, the Company had outstanding 18,998,613 shares of Common Stock. The Common Stock is listed on the NYSE and the PSE under the symbol "BYA."

TERMS

     Subject to the preferential rights of any other shares or series of stock and to the provisions of the Company's Articles of Incorporation regarding Excess Stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

     Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage is set forth in the Company's Articles of Incorporation. The Company's Articles of Incorporation do not provide for a lesser percentage in such situations.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company of New York, New York.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than nine percent (9%) (the "Ownership Limit") of the Company's capital stock. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and, except upon liquidation, it will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Articles of Incorporation shall be repaid to the Company upon demand. The Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. The original transferee-stockholder may, at any time the Excess Stock is held by the Company in trust, transfer the interest in the trust representing the Excess Stock to any individual whose ownership of the capital stock exchanged into such Excess Stock would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged in Excess Stock. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be exchanged for capital stock of the class from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

     In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder for the lesser of the price paid for the capital stock by the original transferee-stockholder or the market price (as determined in the manner set forth in the Articles of Incorporation) of the capital stock on the date the Company exercises its option to purchase. The 90-day period begins on the date on which the Company receives written notice of the transfer or other event resulting in the exchange of capital stock for Excess Stock.

     Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     This ownership limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to or through one or more underwriters or dealers for public offering and sale by or through them, directly to one or more purchasers, through agents or through any combination of these methods of sale. Direct sale to investors may be accomplished through subscription rights distributed to the Company's stockholders on a pro-rata basis. In connection with any distribution of subscription rights to stockholders, if all of the underlying Securities are not subscribed for, the Company may sell the unsubscribed Securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed Securities to third parties.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices).

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE and the PSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE and the PSE, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

     Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Securities covered by its

Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities offered hereby may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Securities, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements and schedule thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement, to the extent and for the periods indicated in their report have been audited by Coopers & Lybrand L.L.P., independent accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR PAINEWEBBER INCORPORATED. THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........    S-3
Risk Factors..........................    S-5
Use of Proceeds.......................    S-9
The Company...........................   S-10
Recent Developments...................   S-17
Certain Federal Income Tax
  Considerations......................   S-18
Underwriting..........................   S-20
Legal Matters.........................   S-20
Experts...............................   S-20

PROSPECTUS

Available Information.................      2
Incorporation of Certain Documents by
  Reference...........................      2
The Company...........................      3
Use of Proceeds.......................      3
Ratios of Earnings to Fixed Charges
  and Preferred Stock Dividends.......      4
Description of Debt Securities........      5
Description of Preferred Stock........     16
Description of Common Stock...........     22
Restrictions on Transfers of Capital
  Stock...............................     23
Plan of Distribution..................     24
Legal Matters.........................     25
Experts...............................     25

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                                1,400,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                            PAINEWEBBER INCORPORATED

                            ------------------------

                                JANUARY 22, 1997

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